Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	July 21, 2005
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS SALES

AND EARNINGS FOR SECOND QUARTER 2005

ANGLETON, TX, JULY 21, 2005 – Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $561 million for the quarter ended June 30, 2005, compared to $491 million for the same quarter last year.  Second quarter net income was $18.7 million, or $0.44 per diluted share. In the comparable period last year, net income was $17.6 million, or $0.42 per diluted share.

“Our second quarter results reflect revenue growth of 14% driven by the significant level of new program production,” commented Cary T. Fu, President and CEO of Benchmark Electronics, Inc. “We are proud of the excellent results our teams delivered, driven by our intense focus on customer satisfaction.  We expect strong growth and opportunities in the second half of 2005. “

Second Quarter 2005 Financial Highlights

•                  Operating margin for the second quarter was 4.1%, impacted by a combination of product pricing and mix as well as realignment costs of approximately $0.6 million.  When these realignment costs are excluded, on a non-GAAP basis the operating margin was 4.3%.

•                  Return on invested capital of 13.1%.

•                  Cash and short-term investments balance at June 30, 2005 of $287 million.

•                  No debt outstanding as of June 30, 2005.

•                  Accounts receivable increased by $43 million during the quarter to $310 million; calculated days sales outstanding were 50 days.

•                  Inventories increased by $17 million during the quarter to $313 million; inventory turns were 6.7 times.

•                  Working capital increased associated with our organic growth and the high level of demand from our customers in the last month of the quarter.

Third Quarter 2005 Guidance

•                  Revenue in the third quarter of 2005 is expected to be between $555 million and $580 million.

•                  Earnings per share for the third quarter of 2005 are expected to be $0.44 to $0.48 per diluted share.

Non-GAAP Financial Measures

This press release includes financial measures that exclude certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends and to help investors compare our results with our previous guidance.

Non-GAAP information is not necessarily comparable to other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

Forward-Looking Statements

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2004 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am (Central time) to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$560,817	$491,392	$1,070,399	$972,358
Cost of sales	522,071	453,043	994,168	896,852

Gross profit	38,746	38,349	76,231	75,506

Selling, general and administrative expenses	15,478	15,330	30,690	31,051

Operating income	23,268	23,019	45,541	44,455

Other income (expense):
Interest expense	(85)	(394)	(152)	(1,159)
Other	1,956	1,321	2,626	1,754
Total other income (expense), net	1,871	927	2,474	595

Income before income taxes	25,139	23,946	48,015	45,050

Income tax expense	6,441	6,390	12,388	12,299

Net income	$18,698	$17,556	$35,627	$32,751

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	41,707	41,047	41,667	41,001
Incremental common shares attributable to exercise of outstanding dilutive options	956	1,121	1,043	1,325
Denominator for diluted earnings per share	42,663	42,168	42,710	42,326

Earnings per share:
Basic	$0.45	$0.43	$0.86	$0.80
Diluted	$0.44	$0.42	$0.83	$0.77

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

June 30, 2005

(Amounts in Thousands)

(UNAUDITED)

Assets

Current assets:
Cash and cash-equivalents	$70,118
Short-term investments	217,275
Accounts receivable, net	310,238
Inventories, net	312,833
Other current assets	31,970

Total current assets	942,434

Property, plant and equipment, net	80,215
Other assets, net	6,485
Goodwill, net	112,975

Total assets	$1,142,109

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$265,645
Other current liabilities	74,213

Total current liabilities	339,858

Other long-term liabilities	9,084

Shareholders’ equity	793,167

Total liabilities and shareholders’ equity	$1,142,109